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(201) 573-3382

Joseph Fimbianti (Analyst Contact)
(201) 573-3113

Ingersoll-Rand Reports Record Third Quarter Earnings:
Diluted EPS of $0.75 on a 10% Revenue Increase

•	Revenues increased by 10% to $2.6 billion in the third quarter.
•	Organic revenues (excluding acquisitions) increased by 8%.
•	Diluted earnings per share from continuing operations increased by 27%.
•	Full-year diluted EPS guidance increased to a range of $2.94 to $2.98.
•	Expects double-digit earnings growth for 2006

Hamilton, Bermuda, October 20, 2005 - Ingersoll-Rand Company Limited (NYSE:IR), a leading diversified industrial firm, today announced that 2005 third-quarter revenues and net earnings from operations significantly increased, compared to the third quarter of 2004.

The company reported net earnings of $254.2 million, or diluted earnings per share (EPS) of $0.75, for the third quarter of 2005. Third-quarter net earnings included $256.1 million, or EPS of $0.75 from continuing operations, as well as $1.9 million of net costs from discontinued operations, which represent the retained costs of divested businesses ($9.8 million), and gains on the sale of divested businesses ($7.9 million). Third-quarter EPS from continuing operations increased by 27% compared to 2004.

Net earnings for the 2004 third quarter of $237.8 million, or EPS of $0.68, included EPS of $0.59 from continuing operations and EPS of $0.09 from discontinued operations. Earnings from discontinued operations for the 2004 third quarter primarily related to the gain on the sale of the remaining Drilling Solutions businesses and earnings from Dresser-Rand.

“Our third quarter performance demonstrates that we continue to successfully execute our strategy to achieve consistently strong financial results,” said Herbert L. Henkel, chairman, president and chief executive officer. “Over the past five years we have transformed our business portfolio, establishing a core platform that is delivering solid growth and profits.

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“Through an ongoing focus on innovation, services and creative solutions, we continue to generate organic growth rates that outpace our markets. In addition, we continue to make progress in our acquisition program, which seeks quality, well-run businesses that complement our core platform and enhance our global growth prospects.

“Our ongoing operational excellence programs are transforming our global operations, and driving continuing productivity improvements and cost reductions. These initiatives have been instrumental in helping to offset dramatically higher material costs and increasing our overall throughput capacity.”

Additional Highlights for the 2005 Third Quarter

Revenues: The company’s revenues increased by approximately 10% to $2,615.3 million, led by double-digit revenue growth in Compact Vehicle Technologies, Construction Technologies, Industrial Technologies and Security Technologies. Organic revenues (excluding acquisitions) increased by 8% compared to last year. Approximately 1% of the year-over-year growth was attributable to favorable foreign currency exchange rates.

Recurring revenues, which include revenues from parts, service, attachments, rental and used equipment, were $554 million, representing an increase of 12% compared to the third quarter of 2004, and accounted for 21% of total revenues.

Operating Income and Margins: Operating income of $340.0 million for the third quarter of 2005 increased by 22% compared to the third quarter of 2004, as higher volumes, price increases and productivity improvement actions offset significant year-over-year material cost increases. Third-quarter operating margins of 13.0% improved compared to 11.7% last year.

Interest and Other Income: Interest expense of $35.5 million for the third quarter of 2005 declined slightly compared to the 2004 third quarter. Other income totaled $9.6 million for the third quarter, compared to $5.1 million for the third quarter of 2004. The year-over-year difference is primarily attributable to increased interest income from higher cash balances and lower minority interest charges.

Taxes: The company’s effective tax rate for continuing operations for the third quarter of 2005 was 18.5%, compared to 17.0% in the third quarter of 2004.

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Acquisitions: During the third quarter, the company completed three acquisitions that expanded its position in worldwide security markets.

On August 10, IR established a joint venture with Taiwan Fu Hsing Company Ltd., a leading manufacturer of mechanical locks based in Taiwan. Founded in 1957, Taiwan Fu Hsing is a global manufacturer and distributor of mechanical door locks primarily for the North American and Asian markets. The company has manufacturing operations located in China, Malaysia and Taiwan. Taiwan Fu Hsing’s revenues in 2004 were approximately $135 million.

On August 31, IR acquired Astrum Gesellschaft fur Angewandte Informatik mbH, based in Erlangen, Germany. Astrum develops and provides personnel scheduling and work-time management software and services. Astrum provides its software, business consulting, installation and maintenance services to a wide range of clients including those engaged in healthcare, manufacturing, hospitality, and transportation and logistics.

On August 19, the company acquired the assets of Dolphin Electromagnetic Technologies Private Limited, a Mumbai, India-based provider of electronic solutions for security management. Dolphin has six offices located throughout India, and provides solutions to organizations in hospitality, financial services and pharmaceutical markets as well as airports, seaports, and retail centers.

“Our acquisition activity for the first nine months of 2005 reflects our strategy to acquire good businesses that operate in growing markets and offer products that complement or extend our portfolio,” said Henkel. “In 2005, we have acquired businesses that are expected to add over $600 million to revenues on a full-year basis. In the future, we expect to complete additional bolt-on acquisitions of businesses with strong brands, innovative technologies and excellent growth prospects.”

Third-quarter Business Review

The company changed its business alignment in the first quarter of 2005 to reflect its diversified structure and to provide greater transparency of results. The company classifies its businesses into five reportable segments based on industry and market focus: Climate Control Technologies, Compact Vehicle Technologies, Construction Technologies, Industrial Technologies and Security Technologies.

Climate Control Technologies provides solutions to transport, preserve, store and display temperature-sensitive products, and includes the market-leading brands of Hussmann®and Thermo King®. Revenues for the sector of $723 million increased by 4% compared to the third quarter of 2004. Third-quarter 2005 operating margins were 11.3%, equal to the 2004 third quarter.

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Revenues from Climate Control Americas increased by approximately 9% compared to last year, primarily from increased revenues in the transport business. Stationary refrigeration services and supermarket display cases also increased slightly compared to last year.

Revenues from international operations decreased by approximately 3%. In European markets, gains in trucks and marine containers were offset by declines in trailers and supermarket display cases. Lower Asian revenues were mainly attributable to a decline in transport revenues, partially offset by growth in display cases and stationary refrigeration services.

The Compact Vehicle Technologies segment includes Bobcat®compact equipment and Club Car® golf cars and utility vehicles. Total revenues increased by approximately 16% to $637 million compared to $548 million in the 2004 third quarter. Operating margins were 14.6%, compared to 12.7% in the third quarter of 2004.

Bobcat revenues increased by more than 20% compared to last year, due to new product introductions, strong North American markets, and higher parts and attachment shipments. Bobcat margins increased, despite higher material costs and manufacturing inefficiencies related to material availability that eroded some of the benefits of volume gains.

Club Car revenues were flat compared with the third quarter of 2004, as incremental golf car revenues and market share gains offset the revenue lost from the end of the Pathway electric vehicle program. Third-quarter operating margins increased slightly compared to 2004.

Construction Technologies includes Ingersoll-Rand® road pavers, compactors, portable power products, general purpose construction equipment and attachments. Revenues increased by 11% to $292 million, primarily due to ongoing strength in the North American road development and repair market. Utility equipment and attachment revenues increased substantially compared to last year. Road machinery sales decreased slightly as strong North American results were offset by a sharp decline in China. Operating margins decreased to 9.2% from 11.2%, due to higher material costs, component availability issues and unfavorable product mix.

Industrial Technologies provides solutions to enhance customers’ industrial and energy efficiency and provides equipment and services for compressed air systems, tools, fluid and material handling, and energy generation and conservation. Total revenues in the third quarter increased by approximately 10% to $437 million. Third-quarter operating margins improved substantially to 14.0%, compared to 11.6% in 2004. This gain reflects higher margin new product sales, especially in North America, increased revenues from the aftermarket business, and ongoing operating improvements.

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Security Technologies includes mechanical and electronic security products; biometric and access-control technologies; security and scheduling software; integration and services. Third-quarter revenues increased by approximately 14% to $527 million. Organic revenue growth for the quarter, excluding acquisitions, divested businesses and discontinued product lines, was approximately 3%. CISA, which was acquired in the first quarter of 2005, added approximately $52 million to third quarter revenues. Operating margins of 19.3% increased significantly compared to 16.5% in 2004. Results in 2004 were adversely impacted by $10 million of one-time costs.

Balance Sheet

Total debt at the end of the third quarter was approximately $2.2 billion. The debt-to-capital ratio was 27.9% at the end of the third quarter, compared to 28.2% at the end of the third quarter of 2004. The company’s stated debt-to-capital ratio target is 30% to 35%.

Dividends and Share Repurchase

On August 3, 2005, the company’s board of directors approved three actions that demonstrate continuing confidence in the company’s ongoing transformation and ability to generate strong cash flow:

•	Approved a 2-for-1 stock split of the company’s Class A common shares in the form of a stock distribution, which was effective on September 1, 2005.
•
Declared a 28% increase in the quarterly dividend of the company’s Class A common shares to 16 cents per share on a post-split basis. Over the past two years the company’s dividend has increased by approximately 68%.

•
Expanded the company’s share repurchase program, which was established in August 2004, to $2 billion. At the end of the third quarter, the company had repurchased approximately $770 million of shares since the inception of the expanded program (approximately $630 million for September year-to-date 2005) leaving approximately $1.2 billion available for future buybacks.

2005 Outlook

During the month of September the company experienced modest increases in demand related to the Gulf Coast hurricanes, primarily related to portable generators, light towers and Bobcat compact equipment and attachments. Concurrently, the storms had an immediate adverse impact on the company’s material costs and transportation expenses.

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“While energy costs have receded somewhat from panic driven prices earlier in September, they remain at historically high levels and will continue to impact our operating costs going forward,” said Henkel. “We continue to evaluate the aggregate effect of these events, but do not anticipate a significant impact on our 2005 earnings as any revenue gains would be offset by higher material, energy and transportation related costs. However, as the reconstruction efforts begin during the next six to nine months, we expect an increase of activity in the affected region, which will offset the impact of the cost increases.

“Despite the added market uncertainty, activity in most of Ingersoll-Rand’s major end markets remained strong during the quarter. Third-quarter orders, excluding acquisitions, increased by approximately 15% compared to 2004. Based on our recent order pattern and the combination of market acceptance for our solutions, continuing operating improvements, and the currently expected macro-economic environment, we expect fourth-quarter 2005 revenues to increase by approximately 10% and earnings of $0.73 to $0.77 per share. Earnings from continuing operations are expected to be $0.75 to $0.79 per share, with discontinued operations at $0.02 per share of costs. This represents a 17% to 23% increase compared to $0.64 per share from continuing operations in 2004. The fourth-quarter earnings forecast reflects a tax rate of approximately 16.9% for continuing operations.

“The projected fourth quarter earnings increases our forecast for full-year EPS to $2.94 to $2.98. Earnings from continuing operations are expected to be $3.02 to $3.06 per share. This represents a 28% to 30% increase compared to $2.36 from continuing operations in 2004. Full-year 2005 discontinued operations are forecast at $0.08 cents of costs compared to significant gains related to the divestiture of businesses in 2004. Operating margins are expected to improve due to higher volumes and operating efficiencies. Available cash flow* for full year 2005 is expected to approximate $775 million.

“In addition, we expect that the current strong activity levels will continue into next year and we anticipate double-digit annual earnings growth in 2006. We will provide a full year 2006 forecast during our fourth quarter earnings release in January.”

*Available cash flow is equal to cash flow from operating activities and discontinued operations, less capital expenditures.

Ingersoll-Rand is a global provider of products, services, and integrated solutions to industries as diverse as transportation, manufacturing, construction, and agriculture. The company brings to bear a 100-year-old heritage of technological innovation to help companies be more productive, efficient, and innovative. Examples include cryogenic refrigeration that preserves agricultural produce worldwide, biometric security systems for airports, corporations, and government facilities, the efficient harnessing of air to drive tools and factories, and versatile, compact vehicles for construction and efficient movement of people and goods. In every line of business, Ingersoll-Rand enables companies and their customers to turn work into progress.

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This news release includes “forward-looking statements” that involve risks, uncertainties and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Political, economic, climatic, currency, tax, regulatory, technological, competitive and other factors could cause actual results to differ materially from those anticipated in the forward-looking statements. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company’s SEC filings, including but not limited to its report on Form 10-Q for the quarter ended June 30, 2005.

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10/20/05
(See Accompanying Tables)

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INGERSOLL-RAND COMPANY LIMITED
Consolidated Income Statement
Third Quarter and Nine Months
(In millions, except per share amounts)

UNAUDITED

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004

Revenues	$2,615.3	$2,368.0	$7,833.6	$6,934.6

Cost of goods sold	1,920.7	1,738.8	5,750.4	5,076.3

Selling & administrative expenses	354.6	351.0	1,067.1	1,035.9

Operating income	340.0	278.2	1,016.1	822.4

Interest expense	(35.5)	(35.7)	(109.8)	(116.1)

Other income	9.6	5.1	27.0	0.2

Earnings before taxes	314.1	247.6	933.3	706.5

Provision for taxes	58.0	42.0	153.1	99.0

Earnings from continuing operations	256.1	205.6	780.2	607.5

Discontinued operations, net of tax	(1.9)	32.2	(17.5)	96.0

Net earnings	$254.2	$237.8	$762.7	$703.5

Basic earnings per share
Continuing operations	$0.76	$0.60	$2.30	$1.75
Discontinued operations	(0.00)	0.09	(0.05)	0.28
	$0.76	$0.69	$2.25	$2.03

Diluted earnings per share
Continuing operations	$0.75	$0.59	$2.27	$1.73
Discontinued operations	(0.00)	0.09	(0.05)	0.27
	$0.75	$0.68	$2.22	$2.00

Weighted-average number of common
shares outstanding:
Basic	335.8	346.2	339.7	347.1
Diluted	339.3	350.1	343.5	351.5

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

INGERSOLL-RAND COMPANY LIMITED
Business Review
Third Quarter and Nine Months
(In millions, except percentages)

UNAUDITED

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
Climate Control Technologies
Revenues	$723.0	$694.4	$2,090.4	$2,059.2
Operating income	81.9	78.6	225.8	228.0
and as a % of revenues	11.3%	11.3%	10.8%	11.1%

Compact Vehicle Technologies
Revenues	636.6	547.8	2,023.9	1,658.5
Operating income	92.7	69.8	318.4	241.5
and as a % of revenues	14.6%	12.7%	15.7%	14.6%

Construction Technologies
Revenues	291.7	263.7	904.3	766.2
Operating income	26.8	29.6	94.3	85.3
and as a % of revenues	9.2%	11.2%	10.4%	11.1%

Industrial Technologies
Revenues	437.3	398.7	1,273.0	1,130.0
Operating income	61.0	46.4	167.4	123.6
and as a % of revenues	14.0%	11.6%	13.2%	10.9%

Security Technologies
Revenues	526.7	463.4	1,542.0	1,320.7
Operating income	101.7	76.4	265.6	211.2
and as a % of revenues	19.3%	16.5%	17.2%	16.0%

Total
Revenues	$2,615.3	$2,368.0	$7,833.6	$6,934.6
Operating income	364.1	300.8	1,071.5	889.6
and as a % of revenues	13.9%	12.7%	13.7%	12.8%

Unallocated corporate expense	(24.1)	(22.6)	(55.4)	(67.2)

Consolidated operating income	$340.0	$278.2	$1,016.1	$822.4
and as a % of revenues	13.0%	11.7%	13.0%	11.9%

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

INGERSOLL-RAND COMPANY LIMITED
Condensed Consolidated Balance Sheet
(In millions)

UNAUDITED

	September 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$732.1	$1,703.1
Marketable securities	152.7	0.6
Accounts and notes receivable, net	1,764.6	1,498.4
Inventories	1,230.3	1,058.8
Prepaid expenses and deferred income taxes	360.5	348.8
Total current assets	4,240.2	4,609.7

Property, plant and equipment, net	1,091.8	1,013.2
Goodwill	4,487.6	4,211.0
Intangible assets, net	797.5	618.2
Other assets	922.9	962.5
Total assets	$11,540.0	$11,414.6

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$722.9	$684.0
Accrued compensation and benefits	379.2	433.5
Accrued expenses and other current liabilities	1,051.3	1,146.6
Loans payable	993.4	612.8
Total current liabilities	3,146.8	2,876.9

Long-term debt	1,190.7	1,267.6
Post-employment and other benefits	1,036.1	1,018.1
Other noncurrent liabilities	558.6	518.2
	5,932.2	5,680.8
Shareholders' equity:
Common stock	333.9	173.1
Other shareholders' equity	5,440.7	5,497.9
Accumulated other comprehensive (loss) income	(166.8)	62.8
Total shareholders' equity	5,607.8	5,733.8
Total liabilities and equity	$11,540.0	$11,414.6

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

INGERSOLL-RAND COMPANY LIMITED
Restatement for Stock Split
(In millions, except per share amounts)

	2005
	Q1	Q2	Q3
Basic earnings per share
Continuing operations	$0.67	$0.86	$0.76
Discontinued operations	(0.02)	(0.02)	—
	$0.65	$0.84	$0.76

Diluted earnings per share
Continuing operations	$0.67	$0.85	$0.75
Discontinued operations	(0.03)	(0.02)	—
	$0.64	$0.83	$0.75

Weighted-average number of common
shares outstanding:
Basic Shares	344.9	338.7	335.8
Diluted Shares	349.2	342.2	339.3

Dividends Per Share	$0.13	$0.13	$0.16

	2004
	Q1	Q2	Q3	Q4	Full Year
Basic earnings per share
Continuing operations	$0.47	$0.69	$0.60	$0.65	$2.40
Discontinued operations	0.05	0.14	0.09	0.85	1.12
	$0.52	$0.83	$0.69	$1.50	$3.52

Diluted earnings per share
Continuing operations	$0.46	$0.68	$0.59	$0.64	$2.36
Discontinued operations	0.05	0.14	0.09	0.84	1.11
	$0.51	$0.82	$0.68	$1.48	$3.47

Weighted-average number of common
shares outstanding:
Basic Shares	348.4	346.2	346.2	344.6	346.5
Diluted Shares	353.2	350.5	350.1	349.0	350.9

Dividends Per Share	$0.10	$0.10	$0.13	$0.13	$0.44

	2003
	Full Year
Basic earnings per share
Continuing operations	$1.56
Discontinued operations	0.32
	$1.88

Diluted earnings per share
Continuing operations	$1.55
Discontinued operations	0.32
	$1.87

Weighted-average number of common
shares outstanding:
Basic Shares	342.2
Diluted Shares	344.8

Dividends Per Share	$0.36